AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT
                                     between
                                   PBHG FUNDS
                                       and
                            OLD MUTUAL FUND SERVICES

                  This Amendment Agreement ("Amendment") is made this 1st day of October, 2004, by and between PBHG FUNDS (the "Company"), and Old Mutual Fund Services ("OMFS"), formerly known as PBHG Fund Services.

                                   WITNESSETH

                  In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                  1. Amendment to Agreement. The Company and OMFS agree to amend the Administrative Services Agreement between the Company and OMFS dated as of January 25, 2001, as amended (the "Agreement"), for the sole purpose of revising the fees payable under such Agreement, as follows:

                  Section 3.1 of the Agreement shall be deleted in its entirety and replaced with the following:

         "Section 3.1. COMPENSATION RATE. As compensation for all services rendered, facilities provided, and expenses paid and any expense waived or assumed and reimbursed by the Administrator, the Company shall pay the Administrator a fee per Fund at the annual rate of 0.1227% of the average daily net assets of each Fund and, notwithstanding any other provision of this Agreement, this Section 3.1 shall not be amended to increase such annual fee rate prior to October 1, 2009."

                  2. Effect of Amendment. Except as hereinabove modified and amended, the Agreement will remain unaltered and in full force and effect and is hereby ratified and confirmed in all respects as amended by this Amendment.

                  IN WITNESS WHEREOF, the parties have caused this Amendment to be executed in duplicate on the day and year first above written.


PBHG FUNDS                                      OLD MUTUAL FUND SERVICES

By:/s/ John M. Zerr                                By: /s/ Lee T. Cummings
   ----------------------------                    -----------------------------
   Name: John M. Zerr                              Name: Lee T. Cummings
   Title: Vice President                           Title: CFO



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